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                                                                 EXHIBIT 10.32


                                   HPSC, INC.


                            1998 EXECUTIVE BONUS PLAN


     1. PURPOSE. The purpose of this Plan is to advance the interests of HPSC, Inc. (the "Company") and its shareholders by strengthening the ability of the Company to retain and motivate its executive officers, and to compensate such executive officers for the forfeiture of previously awarded shares of restricted stock, by paying such executive officers a cash bonus upon the attainment of certain performance goals to be used by such executive officers solely for the purpose of paying the exercise price for certain stock options granted on the date of adoption of this Plan.


     2.   EFFECTIVE DATE. This Plan is effective as of April 23, 1998.


     3. ADMINISTRATION. This Plan shall be administered by the Compensation Committee (the "Committee") of the Board of Directors of the Company. Subject to the provisions of this Plan, the Committee shall have full power to construe and interpret the Plan and to establish, amend and rescind rules and regulations for its administration.


     4. PARTICIPANTS. John W. Everets, Raymond R. Doherty and Rene Lefebvre, all of whom are executive officers of the Company on the date of the adoption of the Plan are eligible to participate in the Plan. Each such executive officer shall be deemed a "Participant" for purposes of this Plan.


     5. AWARD OF BONUSES. Pursuant to the terms of the Plan, the Company shall pay a cash bonus to each Participant up to the amount set forth below next to each Participant's name.


     PARTICIPANT                                  MAXIMUM BONUS


     John Everets                                 $474,062.50


     Raymond Doherty                              $230,625.00


     Rene Lefebvre                                $ 64,062.50


     Each Participant shall have the opportunity to earn his bonus in eight equal quarterly increments, provided that the Company meets the Benchmarks set forth in Section 6 below as of the relevant dates.


     6. VESTING. The Company's obligation to pay bonuses under the Plan shall be subject to the Company's attainment of the Benchmarks and the Participant's satisfaction of the Service Requirement, as further described below.


     Each Participant shall earn one-eighth (1/8th) of the bonus payable to the Participant under the Plan on the last day of each of the eight fiscal quarters following the effective date of the Plan, commencing with the quarter ending June 30, 1998 (each such date, a "Determination Date"),


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provided that (i) the Company's volume of financial contract originations for the twelve-month period ending on such Determination Date ("Originations") equals or exceeds $140,000,000 (the "Benchmark"), and (ii) the Participant meets the Service Requirement on the Determination Date. If Originations as of a Determination Date are lower than the Benchmark, each Participant may earn his incremental bonus for such Determination Date on any subsequent Determination Date if Originations with respect to such later Determination Date exceed the Benchmark by at least the amount of the Originations shortfall with respect to the earlier Determination Date; provided that if a shortfall in Originations occurs with respect to more than one Determination Date, a Participant must earn the bonus with respect to the earlier Determination Date before excess Originations can be applied to make up for a shortfall with respect to later Determination Dates.

     The Service Requirement is met if the Participant has provided continuous Service (as defined below) from the effective date of the Plan through the relevant Determination Date. "Service" means the performance of work as an employee of the Company.

     Notwithstanding the provisions of this Section 6, in the event of (i) the termination of a Participant's Service without cause, or by reason of death or disability, or (ii) a Change in Control of the Company (as defined in the Company's 1998 Stock Incentive Plan) during a Participant's Service, the Participant shall be deemed to have earned the entire bonus payable to such Participant under the Plan, without respect to the attainment of the Benchmark as of any Determination Date. The Board of Directors' good faith determination of whether the termination of a Participant's Service was without cause or for cause shall be binding for purposes of the Plan.

     7. PAYMENT OF BONUSES. The Company shall make bonus payments to a Participant only to the extent that the bonus (or any increment thereof) has been earned by the Participant pursuant to Section 6 above, at such time or times as a Participant exercises all or a portion of the stock option granted to such Participant under the terms of the Company's 1995 Stock Incentive Plan on the date of adoption of this Plan (each such option, an "Option"). The Company shall pay the Participant only that portion of the bonus earned as is required to pay the exercise price for the portion of the Option being exercised at the time. After the Participant's Option has expired or terminated, the remaining portion of the bonus which has been earned by the Participant and not previously utilized for option exercises shall be paid to the Participant.

     8. DURATION OF THE PLAN. This Plan shall terminate ten (10) years from the effective date hereof, or at such time as all of the Options have been fully exercised, or have been cancelled, terminated or expired. The Company's obligations under the Plan shall be binding on its successors and assigns.


     9. GOVERNING LAW. This Plan shall be governed by, construed and enforced in accordance with the laws of the Commonwealth of Massachusetts, without regard to conflict of law principles.




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